EXHIBIT 99.1

QCR Holdings, Inc. Announces Increased Earnings for the Third Quarter of 2008

MOLINE, Ill., Oct. 24, 2008 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced significantly improved earnings for the third quarter ended September 30, 2008 of $4.3 million, which resulted in diluted earnings per share for common shareholders of $0.83. These results represent an increase in earnings per share of $0.54 over the comparable quarter one year ago and over the second quarter of 2008. For the third quarter of 2007, the Company reported earnings of $1.6 million and diluted earnings per share of $0.29, while earnings and diluted earnings per share for the second quarter of 2008 were $1.8 million and $0.29, respectively.

During the third quarter ended September 30, 2008, the Company's wholly owned subsidiary, Quad City Bancard, Inc., sold its merchant credit card acquiring business. The resulting gain on sale, net of taxes and related expenses, was approximately $3.0 million and $0.66 per share, which was a major contributor to the increased earnings for the current quarter. The current and comparative financial results associated with the merchant credit card acquiring business have been reflected as discontinued operations within the accompanying tables as appropriate.

Additionally, the Company has signed an agreement to sell its Milwaukee subsidiary, First Wisconsin Bank & Trust, for approximately $13.5 million. Pending regulatory approval, the transaction is expected to close near the end of 2008 and will result in a gain of approximately $500 thousand, after taxes and related expenses. The current and comparative financial results associated with First Wisconsin Bank & Trust have also been reflected as discontinued operations within the accompanying tables as appropriate.

The Company's earnings from continuing operations for the third quarter of 2008 were $1.6 million, which resulted in diluted earnings per share of $0.25. Earnings and diluted earnings per share for the quarter ended June 30, 2008 were $2.0 million and $0.34, respectively. For the third quarter of 2007, the Company reported earnings of $1.7 million and diluted earnings per share were $0.32.

"Despite the difficult economic conditions experienced within our industry, we were able to achieve another quarter of strong core earnings," stated Douglas M. Hultquist, President and CEO. "Earnings from continuing operations before provision and taxes totaled $4.4 million for the third quarter of 2008, which is an increase of $153 thousand, or 3.6%, from the second quarter of 2008; and an increase of $949 thousand, or 27.6%, compared to the same quarter of 2007. This continued growth in core earnings is clear evidence that we are seeing the benefits of our investments in people, facilities, and markets."

Quarter-to-quarter net interest income increased by $550 thousand, or approximately 4.9%, as net interest margin improved for the seventh consecutive quarter to 3.40%, which represented a 4 basis point improvement from the prior quarter. Net interest margin increased a total of 40 basis points as compared to the third quarter of 2007, from 3.00% to 3.40%, which resulted in increased net interest income of $2.7 million, or 30.6%, from one year ago.

Mr. Hultquist added, "We are very pleased with the continued improvement in our net interest margin. With the continued volatility in the interest rate environment, the pressure on margin has been shared across our industry. Our management teams and talented bankers have worked very hard to successfully grow and strengthen our balance sheets and customer base to drive improved margins and growth in net interest income."

Noninterest income decreased $343 thousand, or 9.4%, from the previous quarter. As a direct result of the national economic stress and the reduction in market values of the majority of United States equity securities, the Company experienced declines in investment advisory and management fees, trust department fees, and gains on sale of residential real estate loans. Additionally, the Company experienced a slight increase in noninterest expense of $89 thousand, or less than 1%, when compared to the prior quarter.

During the first nine months of 2008, the Company's total assets increased at an annualized rate of 11.2%, or $164.9 million, to $1.64 billion from $1.48 billion at December 31, 2007. During this same period, loans/leases increased at an annualized rate of 13.8%, or $153.2 million, to $1.26 billion from $1.11 billion at December 31, 2007. Total deposits increased by $136.7 million to $1.07 billion at September 30, 2008 from $929.4 million at December 31, 2007, or an annualized rate of 14.7%. Short-term and other borrowings totaled $427.2 million as of September 30, 2008, which was an increase of $27.5 million from $399.7 million as of December 31, 2007. Stockholders' equity increased $3.3 million to $89.4 million as of September 30, 2008, as compared to $86.1 million at December 31, 2007.

"We are pleased with the continued growth we've experienced in both loans and deposits," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Our relationship based banking model is very attractive to our clients in these uncertain times." He continued, "Some of our growth consisted of measures taken to further strengthen our liquidity and our balance sheet. The Company, and all four subsidiary banks, continue to be well capitalized as of September 30, 2008 and we have adequate access to liquidity. While we are confident that we are currently well-positioned for growth, we are examining whether or not we will apply to participate in the Treasury Department's Capital Purchase Plan. Participation in the program would provide us with additional capital, which we could use to further take advantage of the opportunities in each of our markets."

Mr. Gipple added, "The sale of the First Wisconsin charter will allow us to strategically focus our resources on our banks in the Quad Cities, Cedar Rapids, and Rockford markets. We have created a very strong 'Brand' in each of these communities that is based on building a team of the best banking professionals in each market and providing them with all of the resources they need to develop strong relationships with our clients. The sale of First Wisconsin allows us to better focus our efforts on gaining additional market share in each of these markets and to take further advantage of significant current opportunities in the Rockford community. This transaction also eliminates the impact of continued 'start-up' losses of First Wisconsin on our Company, and it will be immediately accretive for our shareholders."

Nonperforming assets at September 30, 2008 were $13.9 million, which was an increase of $2.0 million from $11.9 million at June 30, 2008, resulting in an increase in the level of non-performing assets at the end of the third quarter to 0.85% of total assets, as compared to 0.75% of total assets at June 30, 2008. The Company's other real estate owned increased $1.4 million and loans on nonaccrual increased by $350 thousand. The majority of this increase consisted of three commercial credits and one residential real estate credit. Management has thoroughly reviewed these loans and has provided specific reserves as appropriate. The Company's allowance for loan/lease losses to total loans/leases increased to 1.24% at September 30, 2008 from 1.18% at June 30, 2008. Furthermore, the Company's provision for loan/lease losses totaled $2.2 million for the third quarter ended September 30, 2008 which was an increase of $798 thousand, or 58.8%, from the previous quarter; and an increase of $1.2 million, or 125.1% from the third quarter of 2007.

"The reasons for the significant increase in provision expense are threefold," stated Mr. Gipple. "First, we've grown our loan portfolio nearly 14% over the first nine months of 2008. Second, due to the uncertainty regarding the national economy, management increased the qualitative factors impacting the allowance for loan/lease losses as we continue to carefully review these factors to insure the economic risk within our loan portfolio is appropriately quantified and reserved. Third, we experienced some isolated degradation of a few larger commercial credits that required specific reserves. Maintaining credit quality remains a strong focus and management regularly monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses."

Third quarter results for the Company's primary subsidiaries were as follows:

 * Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $886.1 million at September 30, 2008, which was a slight decrease of $10.6 million from $896.7 million at
   June 30, 2008.  At September 30, 2008, Quad City Bank & Trust had
   net loans/leases of $656.4 million, which was a decrease of $7.8 million from $664.2 million as of June 30, 2008.  During this same time period, deposits increased $26.5 million to $527.3 million.
   Short-term and other borrowings decreased $36.4 million from $311.5 million as of June 30, 2008 to $275.1 million as of September 30,
   2008.  The bank realized year-to-date earnings of $6.5 million for an improvement of $373 thousand, or 6.1%, from one year ago.

 * Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $444.2 million at September 30, 2008, which was an increase of
   $31.9 million, or 7.7%, from $412.3 million at June 30, 2008.  At
   September 30, 2008, Cedar Rapids Bank & Trust had net loans of
   $340.5 million, which was an increase of $38.9 million from June 30,
   2008; while deposits of $282.6 million reflected an increase of
   $7.4 million for the quarter.  Short-term and other borrowings were
   $124.4 million as of September 30, 2008, which was an increase of
   $20.3 million from $104.1 million as of June 30, 2008.  The bank realized year-to-date earnings of $2.4 million for an improvement of approximately $648 thousand, or 36.5%, from one year ago.

 * Rockford Bank & Trust, which opened in 2005, had total assets of
   $216.1 million at September 30, 2008, which was an increase of
   $25.7 million, or 13.5%, from June 30, 2008.  At September 30, 2008,
   Rockford Bank & Trust had net loans of $168.8 million and deposits of $171.1 million, which represented increases from June 30, 2008 of 8.7% and 22.2%, respectively.  The bank realized year-to-date after-tax net losses for 2008 in the amount of $146 thousand, which was a reduction of $621 thousand from the losses of $767 thousand for the same period in 2007.  Rockford Bank & Trust made
   significant progress in reaching break-even during 2008, as the bank had positive net income before provision expense and taxes for the past seven months.

 * First Wisconsin Bank & Trust, which began operations in 2006, had total assets of $114.1 million at September 30, 2008, which was an increase of $17.9 million from June 30, 2008.  At September 30,
   2008, First Wisconsin Bank & Trust had net loans of $81.2 million, which was an increase of $14.3 million from June 30, 2008; while deposits of $86.7 million reflected an increase of $13.5 million over June 30, 2008.  After-tax net losses for the first nine months of 2008 were $1.8 million, which was a significant increase from the $810 thousand after-tax net loss for the same period in 2007.
   The primary reason for this increase in net losses was the significant increase in provision for loan losses related to the charge-off of a single commercial loan during the first quarter of
   2008.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which is based in Brookfield, Wisconsin and began operations in 2007, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                        QCR HOLDINGS, INC.
               CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                          As of
 (dollars in      -------------------------------------------------
  thousands,     September 30,  June 30,   December 31, September 30,
  except share       2008         2008         2007         2007
  data)           ----------   ----------   ----------   ----------
 SELECTED BALANCE
  SHEET DATA *
 Total assets     $1,641,416   $1,583,762   $1,476,564   $1,414,268
 Securities       $  250,153   $  245,796   $  235,905   $  228,926
 Total loans/
  leases          $1,260,095   $1,199,679   $1,106,900   $1,052,949
 Allowance for
  estimated
  loan/lease
  losses          $   15,646   $   14,198   $   12,024   $   11,896
 Total deposits   $1,066,159   $  982,091   $  929,427   $  895,490
 Total
  stockholders'
  equity          $   89,438   $   86,547   $   86,066   $   75,780
 Common
  stockholders'
  equity          $   69,286   $   66,395   $   65,908   $   62,906
 Common shares
  outstanding      4,625,088    4,619,916    4,597,744    4,592,148
 Book value per
  common share    $    14.98   $    14.37   $    14.33   $    13.70
 Closing stock
  price           $    13.30   $    12.51   $    14.25   $    14.50
 Market
  capitalization  $   61,514   $   57,795   $   65,518   $   66,586
 Market price/
  book value           88.78%       87.05%       99.41%      105.85%
 Full time
  equivalent
  employees              373          374          350          353
 Tier 1 leverage
  capital ratio         7.08%        6.99%        7.40%        6.87%

 * Includes First Wisconsin Bank & Trust

                        QCR HOLDINGS, INC.
               CONSOLIDATED FINANCIAL HIGHLIGHTS
                           (Unaudited)

 (dollars in                          As of
  thousands)      -------------------------------------------------
                 September 30,   June 30,  December 31, September 30,
 ANALYSIS OF         2008         2008         2007         2007
  LOAN DATA *     ----------   ----------   ----------   ----------
 Nonaccrual
  loans/leases    $    9,443   $    9,093   $    6,488   $    7,025
 Accruing loans/
  leases past
  due 90 days
  or more              2,218        2,007          500        3,413
 Other real
  estate owned         2,215          781          496           --
                  ----------   ----------   ----------   ----------
 Total
  nonperforming
  assets          $   13,876   $   11,881   $    7,484   $   10,438

 Net charge-offs
  (calendar
  year-to-date)   $    2,471   $    1,699   $    1,452   $      985

 Loan/lease mix:
  Commercial
   loans          $1,010,108   $  959,076   $  867,666   $  828,132
  Direct
   financing
   leases             72,910       69,885       68,732       66,517
  Real estate
   loans              80,551       80,742       84,337       80,064
  Installment
   and other
   consumer
   loans              96,526       89,976       86,165       78,236
                  ----------   ----------   ----------   ----------
 Total loans/
  leases          $1,260,095   $1,199,679   $1,106,900   $1,052,949

 ANALYSIS OF
  DEPOSIT DATA *
 Deposit mix:
  Noninterest-
   bearing        $  148,897   $  146,751   $  165,286   $  128,413
  Interest-
   bearing           917,262      835,340      764,141      767,077
                  ----------   ----------   ----------   ----------
 Total deposits   $1,066,159   $  982,091   $  929,427   $  895,490

 Interest-bearing
  deposit mix:
  Nonmaturity
   deposits       $  364,216   $  389,559   $  347,385   $  341,131
  Certificates
   of deposit        451,499      380,726      363,195      374,256
  Brokered
   certificates
   of deposit        101,547       65,055       53,561       51,690
                  ----------   ----------   ----------   ----------
 Total interest-
  bearing
  deposits        $  917,262   $  835,340   $  764,141   $  767,077

 * Includes First Wisconsin Bank & Trust

                         QCR HOLDINGS, INC.
                CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                      For the Quarter Ended
                              ---------------------------------------
                              September 30,   June 30,   September 30,
 (dollars in thousands,           2008         2008          2007
  except per share data)      -----------   -----------   -----------

 SELECTED INCOME STATEMENT DATA
 Interest income              $    21,541   $    21,000   $    21,422
 Interest expense                   9,800         9,809        12,429
                              -----------   -----------   -----------
 Net interest income               11,741        11,191         8,993
 Provision for
  loan/lease losses                 2,154         1,356           957
                              -----------   -----------   -----------
 Net interest income after
  provision for loan/lease
  losses                            9,587         9,835         8,036
 Noninterest income                 3,311         3,654         3,549
 Noninterest expense               10,577        10,488         9,092
                              -----------   -----------   -----------
 Income from continuing
  operations before taxes
  and minority interest             2,321         3,001         2,493
 Minority interest in income
  of consolidated subsidiary           93           128            17
 Income tax expense from
  continuing operations               613           873           745
                              -----------   -----------   -----------
 Income from continuing
  operations                  $     1,615   $     2,000   $     1,731

 Income (loss) from
  discontinued operations,
  net of taxes
   Sale of Merchant
    Processing from
    Quad City
    Bancard, Inc.             $     3,075   $        96   $        74
  Sale of First
   Wisconsin Bank
   & Trust                    $      (385)  $      (324)  $      (211)

 Net income                   $     4,305   $     1,772   $     1,594

 Preferred stock dividends            446           446           268
                              -----------   -----------   -----------
 Net income available to
  common stockholders         $     3,859   $     1,326   $     1,326

 Earnings per share from
  continuing operations:
   Basic                      $      0.25   $      0.34   $      0.32
   Diluted                    $      0.25   $      0.34   $      0.32

 Earnings per share from
  discontinued operations:
   Basic                      $      0.58   $     (0.05)  $     (0.03)
   Diluted                    $      0.58   $     (0.05)  $     (0.03)

 Earnings per share:
   Basic                      $      0.83   $      0.29   $      0.29
   Diluted                    $      0.83   $      0.29   $      0.29

 Earnings per common share
  (basic) LTM ***             $      1.47   $      0.92   $      0.76

 AVERAGE BALANCES *
 Assets                       $ 1,600,218   $ 1,543,936   $ 1,372,453
 Deposits                     $ 1,008,107   $   967,827   $   880,845
 Loans/leases                 $ 1,219,876   $ 1,167,971   $ 1,032,302
 Total stockholders' equity   $    88,904   $    84,767   $    74,880
 Common stockholders' equity  $    68,752   $    64,615   $    62,006

 KEY RATIOS *
 Return on average assets
  (annualized)                       1.08%         0.46%         0.46%
 Return on average common
  equity (annualized)               25.05%        10.97%        10.28%
 Price earnings ratio
  LTM ***                            9.07x        13.60x        19.08x
 Net interest margin (TEY)           3.40%         3.36%         3.00%
 Nonperforming assets /
  total assets                       0.85%         0.75%         0.74%
 Net charge-offs / average
  loans/leases                       0.06%         0.06%         0.10%
 Allowance / total
  loans/leases                       1.24%         1.18%         1.13%
 Efficiency ratio **                70.27%        70.65%        72.49%

    *  Includes First Wisconsin Bank & Trust
   **  Reflects continuing operations only
  ***  LTM: Last twelve months

                         QCR HOLDINGS, INC.
                CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                        For the Nine Months Ended
                                       ---------------------------
                                       September 30,   September 30,
 (dollars in thousands,                    2008            2007
  except per share data)               -----------     -----------

 SELECTED INCOME STATEMENT DATA
 Interest income                       $    63,803     $    61,529
 Interest expense                           30,734          35,865
                                       -----------     -----------
 Net interest income                        33,069          25,664
 Provision for loan/lease
  losses                                     4,494           2,084
                                       -----------     -----------
 Net interest income after
  provision for loan/lease
  losses                                    28,575          23,580
 Noninterest income                         10,379           9,753
 Noninterest expense                        31,132          26,347
                                       -----------     -----------
 Income from continuing
  operations before taxes
  and minority interest                      7,822           6,986
 Minority interest in income
  of consolidated subsidiary                   362             251
 Income tax expense from
  continuing operations                      2,155           2,031
                                       -----------     -----------
 Income from continuing
  operations                           $     5,305     $     4,704

 Income (loss) from
  discontinued operations,
  net of taxes
   Sale of Merchant Processing
    from Quad City Bancard, Inc.       $     3,231     $       196
   Sale of First Wisconsin
    Bank & Trust                       $    (1,772)    $      (733)

 Net income                            $     6,764     $     4,167

 Preferred stock dividends                   1,338             804
                                       -----------     -----------
 Net income available to
  common stockholders                  $     5,426     $     3,363

 Earnings per share from
  continuing operations:
   Basic                               $      0.86     $      0.85
   Diluted                             $      0.85     $      0.85

 Earnings per share from
  discontinued operations:
   Basic                               $      0.32     $     (0.12)
   Diluted                             $      0.31     $     (0.12)

 Earnings per share:
   Basic                               $      1.18     $      0.73
   Diluted                             $      1.17     $      0.73

 Earnings per common share
  (basic) LTM ***

 AVERAGE BALANCES *
 Assets                                $ 1,546,473     $ 1,326,616
 Deposits                              $   972,666     $   871,627
 Loans/leases                          $ 1,170,392     $ 1,004,073
 Total stockholders' equity            $    86,928     $    73,329
 Common stockholders' equity           $    66,776     $    60,452

 KEY RATIOS *
 Return on average assets
  (annualized)                                0.58%           0.42%
 Return on average common
  equity (annualized)                        13.51%           9.19%
 Price earnings ratio LTM ***                 9.07x          19.08x
 Net interest margin (TEY)                    3.30%           2.94%
 Nonperforming assets / total
  assets                                      0.85%           0.74%
 Net charge-offs / average
  loans/leases                                0.21%           0.10%
 Allowance / total
  loans/leases                                1.24%           1.13%
 Efficiency ratio **                         71.65%          74.39%

    *  Includes First Wisconsin Bank & Trust
   **  Reflects continuing operations only
  ***  LTM: Last twelve months

                         QCR HOLDINGS, INC.
                CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                       For the Quarter Ended
                                ------------------------------------
                               September 30,  June 30,   September 30,
 (dollars in thousands,            2008         2008         2007
  except share data)            ----------   ----------   ----------

 ANALYSIS OF NONINTEREST INCOME
 Credit card fees, net of
  processing costs              $      229   $      243   $      192
 Trust department fees                 781          847          925
 Deposit service fees                  816          787          672
 Gain on sales of loans, net           201          323          277
 Gains(losses) on sale of
  foreclosed assets                     61            5           --
 Gains on sales of other
  assets                                --           --          437
 Earnings on cash surrender
  value of life insurance              241          279          243
 Investment advisory and
  management fees                      481          671          369
 Other                                 501          499          434
                                ----------   ----------   ----------
    Total noninterest income    $    3,311   $    3,654   $    3,549

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee
  benefits                      $    6,467   $    6,581   $    5,648
 Professional and data
  processing fees                    1,143        1,136          806
 Advertising and marketing             386          340          262
 Occupancy and equipment
  expense                            1,326        1,205        1,217
 Stationery and supplies               117          132          130
 Postage and telephone                 223          223          235
 Bank service charges                  160          141          140
 FDIC and Other Insurance              338          314          295
 Loss on disposal of fixed
  assets                                --           --           --
 Other                                 417          416          359
                                ----------   ----------   ----------
    Total noninterest expenses  $   10,577   $   10,488   $    9,092

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)   4,624,056    4,611,751    4,591,576
 Incremental shares from
  assumed conversion:
     Options and Employee
      Stock Purchase Plan           22,443       22,954        7,830
                                ----------   ----------   ----------
 Adjusted weighted
  average shares (b)             4,646,499    4,634,705    4,599,406

 (a)  Denominator for Basic Earnings Per Share
 (b)  Denominator for Diluted Earnings Per Share

                          QCR HOLDINGS, INC.
                 CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                           For the Nine Months Ended
                                            -----------------------
                                          September 30, September 30,
 (dollars in thousands,                        2008         2007
  except share data)                        ----------   ----------

 ANALYSIS OF NONINTEREST INCOME
 Credit card fees, net of
  processing costs                          $      735   $      510
 Trust department fees                           2,550        2,784
 Deposit service fees                            2,320        1,918
 Gain on sales of loans, net                       863          966
 Gains(losses) on sale of
  foreclosed assets                                 66           --
 Gains on sales of other assets                     --          437
 Earnings on cash surrender value
   of life insurance                               787          643
 Investment advisory and
   management fees                               1,567        1,134
 Other                                           1,491        1,361
                                            ----------   ----------
    Total noninterest income                $   10,379   $    9,753

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee benefits             $   19,301   $   16,115
 Professional and data processing
   fees                                          3,410        2,514
 Advertising and marketing                         981          769
 Occupancy and equipment expense                 3,791        3,523
 Stationery and supplies                           369          382
 Postage and telephone                             695          703
 Bank service charges                              431          420
 FDIC and Other Insurance                          971          697
 Loss on disposal of fixed assets                   --          239
 Other                                           1,183          985
                                            ----------   ----------
    Total noninterest expenses              $   31,132   $   26,347

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)               4,612,658    4,576,963
 Incremental shares from assumed
  conversion:
    Options and Employee Stock
     Purchase Plan                              32,074       19,828
                                            ----------   ----------
 Adjusted weighted average
   shares (b)                                4,644,732    4,596,791

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share

CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President,
           Chief Operating Officer, Chief Financial Officer
          (309)-743-7745